Exhibit 99.1

Press Release

October 24, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation Second Quarter Fiscal 2014 Results
Call scheduled for Thursday, October 24, 2013 at 10:00 a.m. Eastern Time

MILWAUKEE, WI - October 24, 2013 NYSE:RXN
Second Quarter Highlights

•	Net sales increased 3% (+3% core sales) to $515 million

•	Income from operations increased 10% to $73 million year-over-year resulting in a 90 basis point increase in operating margin to 14%

•	Adjusted earnings per share increased 29% from the prior year to $0.31

•	Debt refinancing will provide annualized EPS accretion of $0.30; $0.18 benefit to fiscal year 2014

•	Adjusted EBITDA of $103 million resulting in an adjusted EBITDA margin of 20%
Todd A. Adams, President and Chief Executive Officer, commented, "We delivered a solid second quarter as operating earnings grew 10% and adjusted earnings per share increased 29% on 3% core sales growth. During the quarter we completed a debt refinancing that significantly improves our free cash flow, provides $0.30 of annualized EPS accretion and extends our debt maturity profile. We also completed accretive acquisitions within our Aerospace and Zurn businesses allowing us to expand our served markets and product offerings in these growth end-markets. In Process and Motion Control, core sales grew 1% and our adjusted EBITDA margin was 25% amidst stable demand within our industrial end-markets. Water Management core sales grew 6% year-over-year driven by high single digit growth in our Zurn business and single digit growth in our VAG business while posting a 1.16 book to bill ratio (1.15 in the first half of fiscal 2014). Looking to our second half, we believe we can continue to outperform our served markets in both segments, drive margin improvement and deliver solid free cash flow."
Third Quarter and Fiscal 2014 Outlook and Guidance
Adams continued, "We are increasing our full year adjusted EPS guidance range by $0.20, to $1.32 - $1.38, reflecting the partial year benefits of the debt refinancing and our latest outlook. With respect to our third quarter, we anticipate sales to be in the range of $495 million to $505 million and adjusted EPS in the range of $0.29 - $0.32.
Second Quarter Fiscal 2014 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales were $312 million in the second quarter of fiscal 2014 and $309 million in the second quarter of fiscal 2013. Core net sales increased 1% year-over-year as low single digit sales growth in the majority of our end-markets was partially offset by a decline in sales to our bulk material handling markets.
PMC Adjusted EBITDA in the second quarter was $78 million and Adjusted EBITDA as a percentage of net sales was 24.9%, a 240 basis point sequential improvement from the first quarter of fiscal 2014 and a 10 basis point decline year-over-year.

Water Management
Water Management net sales increased 7% from the prior year to $203 million in the second quarter of fiscal 2014. Excluding a 1% favorable impact from foreign currency, core net sales increased 6% year-over-year primarily due to market share gains in the majority of our served markets and increased alternative market sales in our non-residential construction end-markets.
Water Management Adjusted EBITDA in the second quarter was $32 million and Adjusted EBITDA as a percentage of net sales was 15.8%, a 50 basis point sequential improvement from the first quarter of fiscal 2014 and a 20 basis point decrease year-over-year.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Thursday, October 24, 2013 at 10:00 a.m. Eastern Time to discuss its fiscal 2014 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 888-895-5479
International toll #: 847-619-6250
Access Code: 35873726
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 12:30 p.m. Eastern Time, October 24, 2013 until 11:30 p.m. Eastern Time, November 7, 2013. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3587 3726#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2013 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$514.5	$499.5	$1,023.2	$993.1
Cost of sales	322.7	312.9	649.5	627.8
Gross profit	191.8	186.6	373.7	365.3
Selling, general and administrative expenses	105.4	104.8	212.0	203.8
Zurn PEX loss contingency	—	—	—	10.1
Restructuring and other similar charges	1.2	2.4	3.0	4.0
Amortization of intangible assets	12.6	13.3	25.1	26.3
Income from operations	72.6	66.1	133.6	121.1
Non-operating (expense) income:
Interest expense, net	(29.2)	(37.2)	(64.2)	(75.5)
Loss on the extinguishment of debt	(129.2)	—	(133.2)	(21.1)
Other income (expense), net	0.1	0.2	(6.1)	0.7
(Loss) income from continuing operations before income taxes	(85.7)	29.1	(69.9)	25.2
(Benefit) provision for income taxes	(33.2)	8.8	(31.0)	5.6
Net (loss) income from continuing operations	(52.5)	20.3	(38.9)	19.6
Loss from discontinued operations, net of tax	—	(1.1)	—	(2.6)
Net (loss) income	$(52.5)	$19.2	$(38.9)	$17.0
Non-controlling interest loss	(0.2)	—	(0.4)	—
Net (loss) income attributable to Rexnord	$(52.3)	$19.2	$(38.5)	$17.0

Net (loss) income per share from continuing operations:
Basic	$(0.54)	$0.21	$(0.40)	$0.21
Diluted	$(0.54)	$0.20	$(0.40)	$0.20
Net loss per share from discontinued operations:
Basic	$—	$(0.01)	$—	$(0.03)
Diluted	$—	$(0.01)	$—	$(0.03)
Net (loss) income per share attributable to Rexnord:
Basic	$(0.54)	$0.20	$(0.40)	$0.18
Diluted	$(0.54)	$0.19	$(0.40)	$0.17

Weighted-average number of shares outstanding (in thousands):
Basic	97,457	95,878	97,347	94,991
Effect of dilutive stock options	—	3,868	—	4,378
Diluted	97,457	99,746	97,347	99,369

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Second quarter
(in Millions, except share and per share amounts) (Unaudited)

	Second Quarter Ended		Six Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net (loss) income	$(52.5)	$19.2	$(38.9)	$17.0
Interest expense, net	29.2	37.2	64.2	75.5
Income tax (benefit) provision	(33.2)	8.8	(31.0)	5.6
Depreciation and amortization	26.4	28.9	53.9	57.0
EBITDA	(30.1)	94.1	48.2	155.1

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	—	—	—	0.2
Loss from discontinued operations, net of tax	—	1.1	—	2.6
Restructuring and other similar costs	1.2	2.4	3.0	4.0
Loss on the extinguishment of debt	129.2	—	133.2	21.1
Stock-based compensation expense	2.0	1.9	3.5	3.5
LIFO expense	0.5	1.2	1.5	2.1
Zurn PEX loss contingency	—	—	—	10.1
Other (income) expense, net (1)	(0.1)	(0.2)	6.1	(0.7)
Subtotal of adjustments to EBITDA	132.8	6.4	147.3	42.9
Adjusted EBITDA	$102.7	$100.5	$195.5	$198.0

	Second Quarter Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net (loss) income	$(52.5)	$19.2	$(38.9)	$17.0
Loss from discontinued operations, net of tax	—	1.1	—	2.6
Restructuring and other similar costs	1.2	2.4	3.0	4.0
Loss on the extinguishment of debt	129.2	—	133.2	21.1
Stock-based compensation expense	2.0	1.9	3.5	3.5
LIFO expense	0.5	1.2	1.5	2.1
Actuarial loss on pension and postretirement benefit obligation	—	—	—	0.2
Zurn PEX loss contingency	—	—	—	10.1
Other (income) expense, net (1)	(0.1)	(0.2)	6.1	(0.7)
Tax effect on above items	(49.6)	(1.5)	(53.6)	(13.1)
Adjusted net income	$30.7	$24.1	$54.8	$46.8

Weighted-average number of shares outstanding (in thousands)
Basic	97,457	95,878	97,347	94,991
Effect of dilutive stock options	3,095	3,868	3,143	4,378
Diluted	100,552	99,746	100,490	99,369

Adjusted earnings per share - diluted	$0.31	$0.24	$0.55	$0.47
Net (loss) income per share - diluted (in accordance with GAAP)	$(0.54)	$0.19	$(0.40)	$0.17

(1)
Other income, net for the quarter ended September 28, 2013, consists of foreign currency transaction gains of $1.5 million, $0.7 million loss on sale of property, plant and equipment and other miscellaneous losses of $0.7 million. Other income, net for the quarter ended September 29, 2012, consists of foreign currency transaction losses of $0.1 million, loss on sale of assets of $0.1 million and other miscellaneous income of $0.4 million. Other expense, net for the first six months of fiscal 2014, consists of $3.0 million of costs attributable to our Board of Directors' review of strategic alternatives, foreign currency transaction losses of $1.3 million, $1.1 million loss on sale of property, plant and equipment and other miscellaneous losses of $0.7 million. Other income, net for the first six months of fiscal 2013, consists of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $4.9 million, a CDSOA recovery of $16.6 million, a $4.1 million gain on the sale of property, plant and equipment and other miscellaneous losses of $0.1 million.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net (loss) income attributable to Rexnord	$(52.3)	$19.2	$(38.5)	$17.0
Other comprehensive income (loss):
Foreign currency translation adjustments	10.4	6.3	7.9	(6.4)
Change in pension and other postretirement defined benefit plans, net of tax	(0.2)	0.3	(0.5)	0.6
Other comprehensive income (loss), net of tax	10.2	6.6	7.4	(5.8)
Non-controlling interest loss	(0.2)	—	(0.4)	—
Total comprehensive (loss) income	$(42.3)	$25.8	$(31.5)	$11.2

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	September 28, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$206.4	$524.1
Receivables, net	352.8	350.4
Inventories, net	355.7	326.2
Other current assets	48.9	46.4
Total current assets	963.8	1,247.1
Property, plant and equipment, net	408.1	410.7
Intangible assets, net	601.7	613.5
Goodwill	1,133.9	1,118.4
Insurance for asbestos claims	35.0	35.0
Other assets	43.6	49.1
Total assets	$3,186.1	$3,473.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$33.2	$169.3
Trade payables	204.1	208.3
Compensation and benefits	52.1	55.6
Current portion of pension and postretirement benefit obligations	5.8	5.7
Interest payable	0.3	48.1
Other current liabilities	110.2	121.2
Total current liabilities	405.7	608.2

Long-term debt	1,952.2	1,962.3
Pension and postretirement benefit obligations	165.1	170.8
Deferred income taxes	191.0	231.6
Reserve for asbestos claims	35.0	35.0
Other liabilities	32.5	37.4
Total liabilities	2,781.5	3,045.3

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 98,598,655 at September 28, 2013 and 98,108,438 at March 31, 2013	1.0	1.0
Additional paid-in capital	791.2	784.0
Retained deficit	(350.0)	(311.5)
Accumulated other comprehensive loss	(31.3)	(38.7)
Treasury stock at cost; 900,904 shares at September 28, 2013 and March 31, 2013	(6.3)	(6.3)
Total Rexnord stockholders' equity	404.6	428.5
Non-controlling interest	—	—
Total stockholders' equity	404.6	428.5
Total liabilities and stockholders' equity	$3,186.1	$3,473.8

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	September 28, 2013	September 29, 2012
Operating activities
Net (loss) income	$(38.9)	$17.0
Adjustments to reconcile net (loss) income to cash provided by for operating activities:
Depreciation	28.8	30.7
Amortization of intangible assets	25.1	26.3
Amortization of deferred financing costs	1.6	2.0
Loss (gain) on dispositions of property, plant and equipment	1.1	(4.1)
Deferred income taxes	(37.7)	(14.9)
Other non-cash (credits) charges	(1.6)	5.7
Loss on debt extinguishment	133.2	21.1
Stock-based compensation expense	3.5	3.5
Changes in operating assets and liabilities:
Receivables	—	3.4
Inventories	(20.7)	(33.4)
Other assets	(4.3)	1.4
Accounts payable	(7.8)	(31.1)
Accruals and other	(73.2)	(19.1)
Cash provided by operating activities	9.1	8.5

Investing activities
Expenditures for property, plant and equipment	(19.2)	(32.5)
Acquisitions, net of cash	(34.4)	—
Loan receivable for financing under New Market Tax Credit incentive program	—	(9.7)
Proceeds from dispositions of property, plant and equipment	—	5.5
Cash used for investing activities	(53.6)	(36.7)

Financing activities
Proceeds from borrowings of long-term debt	1,930.5	1.4
Repayments of long-term debt	(1,933.2)	(307.3)
Proceeds from borrowings of short-term debt	6.0	7.3
Repayments of short-term debt	(154.2)	(0.7)
Proceeds from financing under New Market Tax Credit incentive program	—	14.0
Payment of deferred financing fees	(16.3)	(0.4)
Payment of early redemption premium on long-term debt	(109.9)	(17.6)
Net proceeds from issuance of common stock	—	458.3
Proceeds from exercise of stock options	1.3	2.3
Third party investment in non-controlling interest	0.4	—
Excess tax benefit on exercise of stock options	2.4	14.6
Cash (used for) provided by financing activities	(273.0)	171.9
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(1.5)
(Decrease) increase in cash and cash equivalents	(317.7)	142.2
Cash and cash equivalents at beginning of period	524.1	298.0
Cash and cash equivalents at end of period	$206.4	$440.2

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$314.6	$311.8			$626.4
Water Management	194.1	202.7			396.8
Corporate	—	—			—
Total	$508.7	$514.5			$1,023.2

Adjusted EBITDA
Process & Motion Control	$70.8	$77.6			$148.4
Water Management	29.5	32.1			61.6
Corporate	(7.5)	(7.0)			(14.5)
Total	$92.8	$102.7			$195.5

Adjusted EBITDA %
Process & Motion Control	22.5%	24.9%			23.7%
Water Management	15.2%	15.8%			15.5%
Total (including Corporate)	18.2%	20.0%			19.1%

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1	$302.9	$340.2	$1,266.1
Water Management	179.7	190.4	168.8	200.1	739.0
Corporate	—	—	—	—	—
Total	$493.6	$499.5	$471.7	$540.3	$2,005.1

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7	$74.9	$89.0	$315.8
Water Management	29.3	30.5	23.7	30.7	114.2
Corporate	(6.0)	(7.7)	(6.6)	(4.7)	(25.0)
Total	$97.5	$100.5	$92.0	$115.0	$405.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%	24.7%	26.2%	24.9%
Water Management	16.3%	16.0%	14.0%	15.3%	15.5%
Total (including Corporate)	19.8%	20.1%	19.5%	21.3%	20.2%